EXHIBIT 99.1

Republic Bank & Trust Company Announces

CEO Transition and Director Appointment

LOUISVILLE, Ky. (Sept. 15, 2021) – Republic Bank & Trust Company (“Republic” or the “Bank”) announced today that as part of a planned succession, Logan Pichel, currently President of Republic, will add the role of Chief Executive Officer of the Bank to his responsibilities on October 1, 2021. In addition, Pichel was elected to the Bank’s board, as well as the board of the Bank’s parent company, Republic Bancorp, Inc. (the “Company”), as a director on September 15, 2021.

Steve Trager will transition from the role of Bank Chair and Chief Executive Officer to the position of Executive Chair of both the Bank and the Company and will retain the position of Chief Executive Officer for the Company, continuing to lead both boards and work closely with Pichel and the senior management team. Scott Trager continues as Vice Chair of the Bank and Vice Chair and President of the Company. These changes are designed to ensure a smooth transition—continuity of leadership for associates, a focus on delivering high-quality service to bank customers, strong financial performance for shareholders, and a continued commitment to the communities Republic serves.

“Logan's leadership and influence has enhanced every aspect of the Bank’s culture and operations since joining the Republic team as President 15 months ago," said Steve Trager. "I am excited for the next phase in the growth of Republic as I continue to work closely with him in his new role, and with senior management, as we enable our associates, our clients, and the communities we serve to thrive.”

Republic has grown from its roots as a small bank in Shelbyville, KY to become the largest bank based in the Commonwealth. Pichel's appointment to CEO comes at a time when Republic’s performance is extremely strong, as the Company’s 2021 second quarter net income was up 51% over the second quarter of 2020, while the Company’s Core Bank credit metrics continue to place it among the most safe and sound financial institutions in the country.

"What Steve and Scott Trager have done for the Bank, and what the Trager family has done for our communities, are models for anyone who wants to make an impact," said Pichel, who joined Republic in 2020 from Regions Bank, one of the nation's largest consumer and commercial banks. "I'm so grateful to be able to work with Steve and the entire executive team as we continue to grow the Bank and the culture of caring they have built – caring for the Bank and its clients and associates and caring for the communities it serves. I'm also looking forward to my new role on the boards, working with Steve and our fellow directors as we help guide Republic’s future."

About Republic Bank

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 42 full-service banking centers throughout five states: twenty-eight banking centers in eight Kentucky communities – Covington, Crestview Hills, Florence, Georgetown, Lexington, Louisville, Shelbyville, and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville, and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace; two banking centers in two Tennessee communities (Nashville MSA) – Cool Springs and Green Hills; and two banking centers in two Ohio communities (Cincinnati MSA) – Norwood and West Chester. The Bank offers internet banking at www.republicbank.com. The Company has approximately $6.2 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Logan Pichel

CEO and President

Republic Bank & Trust Company

Steve Trager

Executive Chair

Republic Bank & Trust Company

Executive Chair and CEO

Republic Bancorp, Inc.

Media Contact

Jim Ensign, Senior Vice President & Chief Brand Officer

(502) 584-3600

Source: Republic Bancorp, Inc.

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